INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Wells-Gardner Electronics Corporation:

Under date of January 29, 1999, we reported on the balance sheets of Wells-Gardner Electronics Corporation (Company) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which are included in the 1998 annual report to shareholders. These financial statements and our report thereon are incorporated by reference in the December 31, 1998 annual report on Form 10-K. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


KPMG LLP

Chicago, Illinois
January 29, 1999